Exhibit 6.3

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of the ___ day of _________, 2016, by and between Realty Mogul, Co., a Delaware corporation (“Licensor”), and MogulREIT I, LLC, a Delaware limited liability company (the “Licensee”).

WHEREAS, Licensee acknowledges that Licensor is the owner of the name “Realty Mogul” and any variation thereof (the “Name”); and

WHEREAS, Licensee is desirous of using the Name in connection with its operation as a real estate investment trust, including in connection with the acquisition of assets into, and the sale of shares of, Licensee (the “Business”).

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.         Grant of License.  Licensor hereby grants to Licensee and Licensee hereby accepts a limited, non-exclusive, royalty free license to use the Name solely in connection with the Business.  Licensee may use the Name at all times for the Business and no other purposes. Licensor represents and warrants that, to the best of its knowledge, it owns the rights to the Name.

2.         Term.  The term of the license hereby granted shall be effective upon the date of execution of this Agreement and shall continue for ten (10) years, unless sooner terminated in accordance with the provisions hereof.

3.         No Royalty.  The grant of the license hereunder is made without royalty or other fee payable by Licensee.

4.         Non-exclusivity.  Nothing in this Agreement shall be construed to prevent Licensor from granting any other licenses for the use of the Name or from utilizing the Name in any manner whatsoever.

5.         Good will.  Licensee recognizes that there exists great value and good will associated with the Name, and acknowledges that the Name and all rights therein and good will pertaining thereto belong exclusively to Licensor, and that the Name has a secondary meaning in the mind of the public.

6.         Title; Protection of Licensor’s Rights.

a.         Licensee agrees that it will not during the term of this Agreement, or thereafter, attack the title or any rights of Licensor in and to the Name or attack the validity of the license granted herein.

b.         Licensee agrees to assist Licensor to the extent necessary in the procurement of any protection or to protect any of Licensor’s right to the Name, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Name which may come to Licensee’s attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitation without first obtaining the written consent of the Licensor so to do.

c.         Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor ‘s rights in and to the Name, and Licensor shall reimburse Licensee its reasonable costs for such cooperation (unless Licensee is in breach of this Agreement). It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to the Licensee of any right, title or interest in or to the Name, it being understood that all rights relating thereto are reserved by Licensor, expect for the license hereunder to Licensee of the right to use and utilize the Name only as specifically and expressly provided in this Agreement. Licensee hereby agrees that at the termination or expiration of this Agreement, Licensee will be deemed to have assigned, transferred and conveyed to Licensor any trade rights, equities, good will, titles or other rights in and to the Name which may have been obtained by Licensee or which may have vested in Licensee in pursuance of any endeavors covered hereby, and that Licensee will execute any instruments requested by Licensor to accomplish or conform the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

7.         Inspection.  Licensor, or its nominee, shall have access to Licensee’s premises during normal business hours upon reasonable notice to inspect the books and records of Licensee for the purpose of ensuring compliance with this Agreement.

8.         Use of Name.  Licensee shall have no right to affix the Name to any building, sign, merchandise or other item without first obtaining Licensor ‘s express written consent, which consent shall be within the reasonable discretion of Licensor.

9.         Termination.

The license rights granted hereunder may be terminated by Licensor immediately upon written notice without the opportunity to cure should any of the following events occur:

(i)         Licensee shall: (A) admit in writing its inability to pay its debts generally as they become due; (B) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (C) make an assignment for the benefit of its creditors; (D) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; (E) on a petition in bankruptcy filed against it, be adjudicated as bankrupt; (F) file a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any other applicable law or statute; or (G)

become subject to a final order, judgment or decree entered by a court of competent jurisdiction appointing, without the consent of Licensee, a receiver of Licensee or of the whole or any substantial part of its property or approving a petition filed against Licensee seeking reorganization or arrangement of Licensee under the bankruptcy laws or any other applicable law or statute; or

(ii)        Licensee shall fail or refuse to perform any other obligation created by this Agreement of Licensee breaches any term or condition of this Agreement or any other agreement between Licensee and Licensor or its affiliates;

(iii)       Licensee ceases to be managed by RM Adviser, LLC or another affiliate of Licensor; or

(iii)       Licensee has made any misrepresentations relating to the acquisition of the license granted herein, or Licensee or any of Licensee’s officers, directors, or managing personnel engages in conduct which reflects unfavorable on the Name or upon the operation and reputation of the Licensor ‘s business; or

(iv)       Licensee or any of Licensee’s shareholders, officers, directors, or managing personnel is convicted of a felony or any other criminal misconduct which is relevant to the operation of the business of Licensee.

In the event of termination of this License for any reason, Licensee shall immediately cease all use of the Name and shall not thereafter use any name, mark or trade name similar thereto. Termination of the license under the provisions of this Section 9 shall be without prejudice to any rights which Licensor may otherwise have against Licensee.

10.       Compliance with Laws and Regulations.  Licensee shall, and shall cause its shareholders, officers, directors, and managing personnel to, comply with all laws, rules and government regulations pertaining to its business and shall not violate any laws which would create an adverse effect on the Name.

11.       Relationship of the Parties.  Licensee shall not in any manner or respect be the legal representative or agent of Licensor and shall not enter into or create any contracts, agreements, or obligations on the part of Licensor, either expressed or implied, nor bind Licensor in any manner or respect whatsoever; it being understood that this Agreement is only a contract for the license of the Name.

12.       Ownership of Name.  Licensee agrees that the Name is the sole property of Licensor and that Licensee has no interest whatsoever in such Name, and Licensee shall use the Name only for so long as the license granted hereby remains in full force and effect. Licensee shall not take any actions, or aid or assist any other party to take any actions, that would infringe upon, harm or contest the proprietary rights of Licensor in and to the Name.

13.       Other Licensees.  Licensee agrees not to interfere in any manner with, or attempt to prohibit the use of the Name by, any other Licensee duly licensed by Licensor. Licensee further agrees to execute any and all documents and assurances reasonably requested by

Licensor to effectuate the licensing of the Name to any other party and agrees to cooperate fully with Licensor or any other Licensees of Licensor to protect Licensor’s lawful authority to use the Name.

14.       Indemnification.  Licensee agrees to defend, indemnify and hold harmless Licensor, its officers, affiliates, directors, agents, and employees from and against any and all property damage, personal injuries or death and other liability, loss, cost, expense, or damage, including, without limitation, court costs and reasonable attorney’s fees arising out of operations of the Business and from Licensee’s breach of any of the terms contained herein.

15.       Notices.  All notices and statements and all payments to be made hereunder, shall be given or made at the respective addresses of the parties as set forth below such party’s name unless notification of a change of address is given in writing, and the date of mailing shall be deemed the date the notice or statement is given.

16.       No Joint Venture.  Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers or of franshisor/franschisee.

17.       No Assignment or Sublicense by Licensee.  This Agreement and all rights and duties hereunder are personal to Licensee and Licensee shall not, without the written consent of Licensor, which consent shall be granted or denied in the sole and absolute discretion of Licensor, be assigned, mortgaged, sublicensed or otherwise encumbered by Licensee or by operation of law.

18.       No Waiver.  This Agreement may not be waived or modified except by an express agreement in writing signed by both parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement with respect to its subject matter, which represents the entire understanding of the parties. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all of such rights.

19.       Governing Law.  This Agreement shall be construed under the laws of the State of California without regard to the conflicts of laws provisions thereof.

20.       Severability.  Whenever possible each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited, void, invalid, or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity, voidability, or enforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

21.       Survival.  All obligations of the Licensee shall survive the termination of this Agreement.

22.       Attorneys’ Fees.  Should any litigation be commenced between the parties to this Agreement concerning this Agreement, or the rights and duties of either in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such relief as may be granted, to its attorneys’ fees and costs in the litigation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MOGULREIT I, LLC

BY: RM ADVISER, LLC
ITS: MANAGER

By
Jilliene Helman
Chief Executive Officer

REALTY MOGUL, CO.

By
Jilliene Helman
Chief Executive Officer